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                                LIST OF SUBSIDIARIES



NAME                               STATE OF INCORP     NAMES FOR BUSINESS
World Golf Corporation             Utah                World Golf Tour

RGPI, Inc.                         Utah                N/A

Sports Marketing Group, Inc.       Utah                N/A

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